(d)(10)(i)

AMENDED SCHEDULE A

The Series of ING Mutual Funds as described in Section 1 of the attached Sub-Advisory Agreement, to which T. Rowe Price Associates, Inc. shall act as Sub-Adviser are as follows:

ING Multi-Manager International Equity Fund (formerly, ING International Growth Fund)